EXHIBIT (e)(1)(b)

Schedule A

EATON VANCE VARIABLE TRUST

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

September 15, 2014

Fund	Class
Eaton Vance VT Bond Fund	Initial Class
ADV Class

Eaton Vance VT Floating-Rate Income Fund	Initial Class
ADV Class

Eaton Vance VT Large-Cap Value Fund	Initial Class
ADV Class

001_0018.doc